Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Municipal Value Fund, Inc.
33-13465, 811-05120

An annual meeting of the shareholders of the Nuveen Municipal Value Fund, Inc. (the Fund) was held on July 28, 2003.

The purpose of the meeting was to

1. elect eight (8) trustees to serve until their
2. successors shall have been duly elected
3. and qualified;
4. approve changes to the Funds
5. fundamental investment policies.
6. To approve an Agreement and Plan of
7. Reorganization and Liquidation and the
8. transactions contemplated thereby, the net
9. effect of which would be to reorganize the
10. Fund into a newly created Massachusetts
11. business trust.


1. Eight trustees in total were elected by the
2. shareholders, to serve until the next
3. Annual Meeting and until successors shall
4. have been duly elected and qualified.  The
5. Trustees elected to serve and the trustees
6. currently on the Board are listed below.

William E. Bennett
Robert P. Bremner
Lawrence H. Brown
Jack B. Evans
Anne E. Impellizzeri
William L. Kissick
Thomas E. Leafstrand
Peter R. Sawers
William J. Schneider
Judith M. Stockdale
Timothy R. Schwertfeger
Sheila W. Wellington

The twelve trustees noted above constitute the total number of trustees in office at October 31, 2003.

2. Approval of changes to the Funds fundamental
3. investment policies:

To approve a change to a fundamental investment restriction with respect to lending:

The number of common shares voted in the
affirmative:  79,384,933
and
the number of negative votes:  7,703,866


To approve a change to a fundamental investment restriction with respect to borrowing:

The number of common shares voted in the
affirmative:  79,216,137
and
the number of negative votes:  7,915,010


In the matter of approving an Agreement and Plan of Reorganization and the transactions contemplated thereby:

The number of common shares voted in the
affirmative:  80,301,748
and
the number of negative votes:  6,345,297


Proxy materials are herein incorporated by reference to the SEC filing on June 16, 2003, under Conformed Submission Type DEF N-14/A, accession number 0000950137-03-003393